EXHIBIT 99.1

NEWS....	Contacts: Robert S. Merritt
September 8, 2004	Lisa Hathcoat
FOR IMMEDIATE RELEASE	(813) 282-1225

OUTBACK STEAKHOUSE, INC. ANNOUNCES
ACQUISITION OF ADDITIONAL OWNERSHIP
INTEREST IN FLEMING’S PRIME STEAKHOUSE AND WINE BAR

Tampa, Florida, September 8 --- Outback Steakhouse, Inc. (NYSE: OSI) today announced that it has acquired from the founders of Fleming’s Prime Steakhouse and Wine Bar (Fleming’s) an additional 39% ownership interest in the joint venture that operates Fleming’s for total consideration of approximately $39 million.  Total consideration included approximately $24.3 million in cash and $14.7 million paid in satisfaction of amounts outstanding under loans previously made by the Company to the founders.  The acquisition of the additional ownership interest was contemplated in the original joint venture agreement and the option to acquire the additional percentage was triggered upon the opening of the 20th Fleming’s joint venture restaurant.

Fleming’s is an upscale casual steakhouse founded by Paul Fleming and Bill Allen. As a result of the transaction, the Company owns 90% of the joint venture and the founders retain a 10% ownership interest in the brand.

In making the announcement Chris Sullivan, Outback’s Chairman and Chief Executive Officer said, “We are extremely happy with the development of Fleming’s under the joint venture and that the founders will continue to be involved in its future development. Paul’s creativity and Bill’s outstanding management have achieved more and faster success than we believed possible when we entered into the venture.  Bill will continue in his capacity as President of Outback’s West Coast Concepts, which includes Fleming’s, and Paul will continue to collaborate with our newest joint venture, Paul Lee’s Chinese Kitchen, the first of which opened for business on September 6th.”

Ownership of the additional interest was transferred to the Company effective September 1, 2004.  Based on the current operating results, the additional ownership is expected to add between $2.0 to $2.2 million to the Company’s net income over the next 12 months.

The Outback Steakhouse, Inc. restaurant system operates 863 Outback Steakhouses, 162 Carrabba’s Italian Grills, 49 Bonefish Grills, 25 Fleming’s Prime Steakhouse and Wine Bars, 18 Roy’s, five Cheeseburger in Paradise restaurants, two Lee Roy Selmon’s and one Paul Lee’s Chinese Kitchen in 50 states and 21 countries internationally.

Certain statements in the first four paragraphs of this release that are not historical statements, including statements regarding future ownership interests, partnerships and operating results are forward-looking statements.  Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts, including Fleming’s; consumer perception of food safety; local, regional, national and international economic conditions, the seasonality of the Company’s business; demographic trends; the cost of advertising and media; and government actions and policies.  Further information on potential factors that could affect the financial results of Outback Steakhouse, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information in this press release.

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